Exhibit 99.1

For Immediate Release

Blue Coat Announces Strategic Plan to Drive Long Term Revenue Growth and Increase Operating Profitability

Company Confirms Net Revenue at High End of Guidance for Q2 2010, Agrees to Acquire S7 Software and Implements Corporate-Wide Restructuring

SUNNYVALE, Calif., November 5, 2009 – Blue Coat Systems, Inc. (Nasdaq: BCSI), the technology leader in Application Delivery Networking, today announced that it is implementing a strategic plan to drive future revenue growth and increase its non-GAAP operating profitability. This plan includes entry into an agreement to acquire S7 Software Solutions Pvt. Ltd., an IT research and development firm based in Bangalore, India. Upon the close of the transaction, S7 Software will serve as the Company’s new development center in India. Blue Coat also announced a corporate-wide restructuring program that includes a net reduction in headcount of approximately 10 percent. The combination of the S7 Software acquisition and restructuring program is intended to enable the Company to more cost effectively develop new products and pursue new routes to market.

Blue Coat also announced preliminary, unaudited net revenue results for its second quarter of fiscal 2010, ended October 31, 2009, and confirmed that net revenue for its second fiscal quarter was toward the top end of its previous guidance of net revenue in the range of $116 to $121 million. Final results for the second fiscal quarter will be announced by the Company on Tuesday, November 24, 2009.

Blue Coat will hold a conference call today at 5:00 a.m.PT to discuss today’s announcements—please see details at the end of this press release.

“Through the dedicated work of our employees and the capabilities of our existing products, we have earned the trust of our customers around the world and have attained market leadership,” said Brian NeSmith, president and chief executive officer, Blue Coat Systems, Inc. “Our restructuring plan positions us to more aggressively and more profitably expand our vision for the Application Delivery Network.”

The restructuring plan will shift a number of engineering positions from Sunnyvale, Calif. and Austin, Texas to it other locations, such as the site it plans to acquire in Bangalore, India, through the S7 Software acquisition. It also involves the closure of three small facilities in Riga, Latvia; South Plainfield, New Jersey; and Zoetermeer, The Netherlands. Blue Coat is also reorganizing other functional areas, including sales and marketing, general and administrative, and support, to gain greater efficiencies.

“The combination of the restructuring program and the acquisition of S7 Software strikes an appropriate balance between profitability and investment for innovation,” said Gordon Brooks, senior vice president and chief financial officer. “Together these actions will allow us to invest for future growth while aligning the Company’s cost structure to its current revenue level, which should drive higher and more consistent levels of profitability.”

The Company’s research and development work will now be undertaken at four sites that include: Sunnyvale, Calif.; Draper, Utah; Waterloo, Canada; and the new center in Bangalore, India. Each development center will be vertically integrated, so that each can assume full responsibility for the entire development process for each new or enhanced product or technology. Previously, projects crossed multiple design centers, resulting in a higher cost structure and slower time-to-market.

Blue Coat will pay US $5.25 million in cash to acquire all of the shares of S7 Software. S7 Software has approximately 50 engineers with expertise in software development, code migration and network security, and has distinguished as a top engineering company in India. The acquisition is subject to regulatory approval and is expected to close in the third quarter of Blue Coat’s fiscal year 2010.

Conference Call Details for Thursday, November 5, 2009

The conference call will be held at 8:00 a.m. ET (5:00 a.m. PT). Participants in the United States should call (800) 230-1059. International participants should call (612) 234-9959. The passcode for the call is: 122332. The conference call can also be accessed through an audio webcast from the Company’s website, www.bluecoat.com/company/investorrelations. A replay of the call will be available starting on Thursday, November 5, 2009 at 10:00 a.m. ET (7:00 a.m. PT), and can be accessed by calling (800) 475-6701 for U.S. participants and (320) 365-3844 for international participants. The passcode for the replay is 122332. An audio Webcast of the call will also be available at www.bluecoat.com/company/investorrelations

Conference Call Details for Tuesday, November 24, 2009

Blue Coat will hold its quarterly conference call to discuss results for the second quarter of fiscal 2010 and the outlook for the third quarter of fiscal 2010 on Tuesday, November 24, 2009 at 5:00 p.m. ET (2:00 p.m. PT). Participants in the United States should call (800) 230-1092. International participants should call (612) 234-9959. The passcode for the call is: 122333. The conference call can also be accessed through an audio webcast from the Company’s website, www.bluecoat.com/company/investorrelations. A replay of the call will be available starting on Tuesday, November 24, 2009 at 8:00 p.m. ET (5:00 p.m. PT), and can be accessed by calling (800) 475-6701 for U.S. participants and (320) 365-3844 for international participants. The passcode for the replay is 122333. An audio Webcast of the call will also be available at www.bluecoat.com/company/investorrelations

About Blue Coat Systems

Blue Coat Systems is the technology leader in Application Delivery Networking. Blue Coat offers an Application Delivery Network Infrastructure that provides the visibility, acceleration and security required to optimize and secure the flow of information to any user, on any network, anywhere. This application intelligence enables enterprises to tightly align network investments with business requirements, speed decision making and secure business applications for long-term competitive advantage. For additional information, please visit www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in the Securities and Exchange Commission reports filed by Blue Coat Systems, including but not limited to the risks described in the most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Blue Coat and the Blue Coat logo are registered trademarks or trademarks of Blue Coat Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

Media Contacts:	Investor Contact:
Steve Schick	Jane Underwood
Blue Coat Systems	Blue Coat Systems
press@bluecoat.com	jane.underwood@bluecoat.com
408-220-2076	408-541-3015

Katherine Nellums
Merritt Group (for Blue Coat Systems) nellums@merrittgrp.com
415-247-1663